Exhibit 10.34
SPARTECH CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN
As Effective January 1, 2010
     WHEREAS, Spartech Corporation adopted its Non-Qualified Deferred Compensation Plan effective January 1, 1994, to provide certain selected employees of Spartech and its subsidiaries with additional retirement benefits through the Plan, in order to encourage the continuation of their services for Spartech; and
     WHEREAS, the Plan has heretofore from time to time been amended and restated; and the Board has approved certain further amendments and wishes to again restate the Plan;
     NOW, THEREFORE, the Plan is amended and restated to read as follows, effective January 1, 2010 (“Restatement Date”).
     Article 1. Definitions.
     “Account” means a deferred compensation account established for a Participant pursuant to Section 4.1.
     “Administrator” means the Compensation Committee of the Board.
     “Beneficiary” means any person, corporation, trust or other entity last designated by a Participant in writing to receive the Deferred Compensation provided under the Plan in the event of the death of the Participant. Provided, that if a designation is not made or the named Beneficiary cannot be located by the time the payment of Deferred Compensation commences, or if the named Beneficiary predeceases the Participant and no contingent Beneficiary has been named, the Beneficiary shall be (i) the Participant’s surviving Spouse, or if none, then (ii) the Participant’s descendants (including adopted descendants), per stirpes, or if none, then (iii) the Participant’s estate.
     “Board” means the board of directors of Spartech.
     “Cause” means (i) “cause” as defined in the termination provisions of the Participant’s employment contract with Spartech, if any, or if none, then (ii) proven dishonesty or theft, conviction of a felony, habitual drunkenness or drug abuse, or such other reason or reasons as would justify a termination of employment for cause under applicable common law or Spartech’s employment policies.
     “Change in Control” means:
(i)	The occurrence of the “Distribution Date” as such term is defined in the Rights Agreement dated as of April 2, 2001 between Spartech and Mellon Investor Services LLC (the “Rights Agreement”); or

(ii)	If the “Redemption Date” or the “Final Expiration Date,” as such terms are defined in the Rights Agreement, has occurred, either (A) the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than an institutional investor holding its interest purely for passive investment purposes, or a Spartech employee benefit plan, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 15% or more of the combined voting power of all Spartech’s then outstanding voting securities, or (B) the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of the combined voting power of all Spartech’s then outstanding voting securities; unless prior to any such acquisition the Board has approved such acquisition and determined that it is in the best interests of Spartech and its shareholders; or

(iii)	The approval by the Board of any merger, consolidation or other transaction involving Spartech, or of any one of a series of related transactions, as a result of which (A) Spartech would not be the surviving corporation, or (B) the holders of Spartech’s common stock immediately prior to such transaction would not own at least a majority of the voting power of Spartech immediately after the transaction in substantially the same relative proportions as they owned Spartech’s common stock immediately prior to the transaction, or (C) Spartech’s common stock would be converted into cash or other securities of Spartech other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or

(iv)	The commencement of any tender offer subject to Section 14(d) of the Securities Exchange Act of 1934 and the rules thereunder for 20% or more of Spartech’s common stock; if the person making such offer could own 50% or more of such common stock when the tender offer terminates; or

(v)	Any change or changes in the composition of the Board within any two-year period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the Board or nomination for election by Spartech’s shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the Board.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compensation” means, with respect to any Participant, (a) the total amount reported by Spartech on the Participant’s Internal Revenue Service Form W-2 for a calendar year as wages for Medicare tax purposes, excluding (i) contributions to the Participant’s Account, (ii) any non-cash compensation (including but not limited to excess group term life insurance, personal automobile usage and income from exercises of stock options and vesting of restricted stock), and (iii) other miscellaneous items such as reimbursed moving expenses; plus (b) the amount of any cash bonus which was earned by the Participant for or during the calendar year covered by such Form W-2 but which was not included in such Form W-2 because it was paid after the close of such calendar year; less (c) the amount of any cash bonus which is included in such Form W-2 because it was paid to the Participant during the calendar year covered by such Form W-2 but which was earned for or during a prior calendar year. Compensation shall not include amounts paid before the Participant became employed by Spartech, or if the Participant’s employer is a Spartech subsidiary, before the employer became a subsidiary. With respect to any Active Participant who is not an employee of Spartech, “Compensation” also means the amount reported by Spartech on the Participant’s Internal Revenue Service Form 1099 for a calendar year reflecting amounts paid to the Participant in consideration of services rendered to Spartech for such calendar year.
     “Contribution” means an amount credited to a Participant’s Account pursuant to Section 3.1 or Section 3.2.
     “Deferred Compensation” has the meaning given in Section 5.3.
     “Disability” means the condition of being “disabled” as defined in Section 409A(a)(2)(C) of the Code. Unless otherwise required under applicable provisions of the Code, the Disability of a Participant shall be determined by a licensed physician chosen by Spartech.
     “Eligible Employee” means a person who serves as a management-level employee of Spartech.
     “Funds” has the meaning given in Section 4.2.
     “Participant” means an Eligible Employee who has been designated to participate in the Plan and who has executed a Participation Agreement pursuant to Section 2.2. A Participant will be either an “Active Participant” as described in Section 2.3 or an “Inactive Participant” as described in Section 2.4.
     “Participation Agreement” means the agreement of an Eligible Employee to be bound by the terms of the Plan, in such form as the Administrator may approve.
     “Plan” means this Spartech Corporation Non-Qualified Deferred Compensation Plan, as heretofore or hereafter amended and/or restated.
     “Retirement” means the Participant’s resignation of his or her employment, other than because of Disability, after the Participant reaches an age which, when added to the number of the Participant’s full years of continuous employment, equals at least 65. A Participant will accrue one year of employment in each calendar year during which the Participant is an employee of the Company for at least three calendar months. The Board may also credit a Participant with additional years of continuous employment in his or her sole discretion, which need not be uniformly exercised.
     “Spartech” means Spartech Corporation, a Delaware corporation, and (except as the context may otherwise require) its wholly-owned or majority-owned subsidiaries.

     “Spouse” means the person, if any, to whom a Participant is legally married at the time of his or her death.
     “Termination” has the meaning given in Section 5.2.
     “Trustee” means the person or entity named as trustee under the Trust.
     “Trust” means the Spartech Corporation Non Qualified Deferred Compensation Trust.
     Article 2. Participation In The Plan.
     2.1 Any Eligible Employee may be designated by the Administrator to become a Participant in the Plan, effective as of the date the Participant becomes an Eligible Employee or such later date as the Administrator may determine.
     2.2 As a condition of his or her participation in the Plan, an Eligible Employee so designated must complete and execute a Participation Agreement.
     2.3 A Participant will be an Active Participant so long as the Participant is an Eligible Employee or until such earlier date as the Administrator may determine that the Participant shall become an Inactive Participant. A Participant may remain as an Active Participant after ceasing to be an Eligible Employee if and to the extent provided in a written post-employment consulting or other non-employee service agreement between the Participant and Spartech, but in no event after the Termination of the Participant.
     2.4 A Participant will become an Inactive Participant after ceasing to be an Active Participant, so long as a Termination has not occurred. An Inactive Participant will remain in the Plan and will continue to accrue service for vesting purposes. The Administrator may determine to redesignate an Inactive Participant as an Active Participant.
     2.5 Each Participant shall advise Spartech of his or her current mailing address and the address of his or her Beneficiary, and shall notify Spartech promptly of any change of address. In the absence of such notice, Spartech shall be entitled, for all purposes, to rely on the last known address of the Participant or Beneficiary. It is the Participant’s obligation to notify Spartech of any change of Beneficiary.
     Article 3. Contributions and Funding.
     3.1 The Board may, from time to time in its discretion, cause Spartech to credit to the Account of each Active Participant, as of the date designated by the Board, an amount equal to 10% of the Participant’s Compensation for the immediately preceding calendar year less the amount of any forfeitures allocated to the Participant’s Account for the immediately preceding calendar year pursuant to Section 3.2. For purposes of this Article 3, a Participant’s Compensation for a year shall be limited to $300,000.
     3.2 The amounts of any forfeitures arising under Section 5.2 or Section 6.2 may be reallocated to the Accounts of the remaining Active Participants as of the last day of the calendar year in which the forfeiture occurs, in proportion to their Compensation (not to exceed $300,000) for the calendar year in which the forfeiture occurs. Any credit to the account of a Participant with respect to a calendar year pursuant to Section 3.1 shall be reduced by the amount of any forfeitures allocated to the Participant’s Account for that year.
     3.3 Unless otherwise approved by the Board, Spartech shall not make any Contribution to the Account of an Inactive Participant pursuant to Section 3.1, including Contributions for years ended while the person was an Active Participant, and forfeitures shall not be allocated to the Account of an Inactive Participant pursuant to Section 3.2, including forfeitures for years ended while the person was an Active Participant. An Inactive Participant who again becomes an Active Participant shall not be entitled to any Contributions which would have accrued if the Participant had been an Active Participant during the time the Participant was an Inactive Participant. Unless otherwise approved by the Board, Spartech shall not make any Contribution to the Account of a Participant after his or her Termination, including Contributions for years ended before the Termination, and forfeitures shall not be allocated to the Account of a Participant after the Participant’s Termination, including forfeitures for years ended prior to the Termination.
     3.4 Contributions by Participants are neither required nor permitted under the Plan.
     Article 4. Participant Accounts.
     4.1 Spartech shall establish an Account for each Participant. For accounting purposes, each Account may consist of one or more sub-accounts. The Administrator shall periodically report the value of a Participant’s Account to the Participant.
     4.2 The value of a Participant’s Account may increase or decrease according to the results of hypothetical investment vehicles as the Administrator may from time to time determine or permit (such as but not limited to collective funds, group trusts, mutual funds, annuity contracts, insurance contracts or separate accounts thereunder) (“Funds”). The Administrator may, in accordance with procedures and limitations established by it, permit Participants to determine which Funds shall be used for this purpose. Participants shall have no interest in any Funds, and the Plan and Spartech shall have no liability whatsoever to any Participant for the results of any such hypothetical gains or losses.
     4.3 Spartech shall deduct from a Participant’s Account any expenses which relate to the Account and which are not paid by Spartech, any taxes required to be withheld as a result of Contributions or Deferred Compensation payments, and any other items affecting the Account, on such basis as the Administrator determines to be fair and appropriate.
     Article 5. Distributable Amount and Payment of Deferred Compensation.
     5.1 On each of the first four annual anniversaries of the date of a Contribution, a Participant shall vest in additional increments of 25% of such Contribution and any earnings credited thereon. Notwithstanding the foregoing, a Participant shall be completely vested in the portion of his or her Account attributable to amounts that were vested under prior versions of the Plan as of the Restatement Date and earnings credited thereon. A Participant shall also become completely vested in his or her Account as of Retirement, upon the occurrence of a Change in

Control, upon Death, or upon Disability. Notwithstanding any provision in this Plan to the contrary, a Participant shall be deemed to be 0% vested in her or her Account upon a Termination for Cause, and he or she shall forfeit the portion of his or her Account attributable to Contributions and earnings credited thereon. Notwithstanding any provision in this Plan to the contrary, the Board may also increase, but not decrease, the vested portion of a Participant’s Account in its sole discretion, which need not be uniformly exercised.
     5.2 The unvested portion of a Participant’s Account shall be forfeited upon Termination. The “Termination” of a Participant occurs when the Participant has a separation from service pursuant to Section 409A of the Code and the regulations promulgated thereunder.
     5.3 Upon the Termination of a Participant, the vested portion of a Participant’s Account (“Deferred Compensation”) shall be distributed to the Participant, or in the event of the Participant’s death to the Participant’s Beneficiary, in a single, lump sum payment. Notwithstanding the foregoing, distributions on account of Termination (other than Termination on account of death) shall be paid to a Participant who is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Termination no earlier than the date (i) that is six months after Termination or (ii) of the death of the Participant. No Participant or Beneficiary may delay, accelerate or change in any manner the timing of the distribution of Deferred Compensation. Distributions shall be subject to appropriate withholding taxes. Notwithstanding the foregoing, if a Participant is taxed on his or her Deferred Compensation under Section 409A of the Code or under any state, local or foreign law before such Deferred Compensation is otherwise distributable hereunder, the amount of such taxes shall be distributed to the Participant at the time they are required to be paid to the appropriate taxing authority. In the event that for any reason a Participant’s Deferred Compensation is not distributed to the Participant within 30 days after the Participant’s Termination, Spartech shall pay the Participant interest on the Participant’s Deferred Compensation from the date of Termination to the actual date of distribution at a rate equal to two percentage points in excess of the “prime rate” or “base rate” from time to time during such period as announced by Spartech’s principal lending institution. All payments due and payable upon a fixed date (such as Termination) shall be deemed to be made upon such fixed date if made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant or Beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment).
     5.4 Upon the Termination of a Participant, any accumulated years of continuous employment shall be lost. If such person is subsequently re-employed and again becomes a Participant, any amounts forfeited upon Termination shall not be restored to the Participant’s Account, the Participant will not be permitted to make any payment to Spartech in order to have forfeited or previously paid amounts restored to his or her Account, and unless otherwise determined by the Administrator, any previously lost years of continuous employment shall not be restored.
     5.5 Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge Spartech and the Administrator with respect thereto.

     5.6 Neither a Participant nor any other person shall acquire any right, title, expectancy or other interest in or to any amount outstanding to the Participant’s credit under the Plan other than upon the actual payment of such portions thereof in accordance with the terms of the Plan. The Plan shall not be deemed to constitute or create a trust, or an escrow agreement or any type of fiduciary relationship between Spartech and a Participant and his or her Beneficiary; nor shall the Deferred Compensation provided for any Participant herein be deemed in any way to be secured by any particular assets of Spartech. The Participant’s interest and that of his or her Beneficiary shall be only the unsecured contractual right to receive the Deferred Compensation provided for herein.
     5.7 No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If a Participant or Beneficiary shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Administrator, cease and terminate; and in such event, Spartech may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary at any time and in such proportion as the Administrator may deem proper. Nothing in this Section 5.7 shall prohibit Deferred Compensation from being distributed pursuant to a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code; provided, however, that no Deferred Compensation shall be distributed pursuant to such a domestic relations order before it would otherwise be distributed to the Participant or his or her Beneficiary under the terms of the Plan.
     Article 6. Restrictive Covenants.
     6.1 By accepting participation in the Plan, and as a condition of his or her right to participate in the Plan, each Participant agrees that prior to and for six months following the Participant’s Termination, regardless of who initiates the Termination and regardless of whether the Termination is with or without Cause, the Participant will not without the express written consent of Spartech:
(i)	Directly or indirectly, on his or her own behalf, or on behalf of any other person, firm, partnership or corporation, transact any business which is the same as or similar to the business then being conducted by Spartech, within a 200 mile radius of any facility owned and/or operated by Spartech, or divert or solicit any of the business of Spartech away from Spartech; or

(ii)	Divulge to others or use for his or her own benefit or for the benefit of others any confidential information, including correspondence and other records, whether or not reduced to writing, which the Participant may have acquired from Spartech or others by reason of the Participant’s employment with Spartech; it being expressly understood that all such information, lists, correspondence and other writings are confidential and shall remain the sole property of Spartech and shall not be removed or transcribed for removal by the Participant before or after the Termination; or

(iii)	Enter into any agreement with or solicit the employment of any employee of Spartech, or directly or indirectly attempt to induce any employee of Spartech to leave Spartech or to take employment with a competitor of Spartech; or

(iv)	Solicit any clients or customers of Spartech or induce or attempt to induce any such clients or customers to terminate or alter their relationship with Spartech.
     6.2 Any violation of the provisions of Section 6.1 by a Participant shall, in the sole discretion of the Administrator, without regard to any other provision of the Plan and without prejudice to any other remedies of Spartech against the Participant, cause a total forfeiture of the balance of such Participant’s Account and all other rights of the Participant under the Plan.
     6.3 Each Participant also agrees that Spartech shall, without prejudice to any other remedies, be entitled to injunctive relief for any breach of Section 6.1.
     Article 7. Administration.
     7.1 The Administrator shall administer the Plan, and shall have full power and authority to compute Deferred Compensation amounts under the Plan and to resolve all questions and issues interpreting the definitions, terms and conditions of the Plan. In determining the facts required in the administration of the Plan, the Administrator shall be entitled to rely on information provided to the Administrator by the management of Spartech. The Administrator may adopt uniform and nondiscriminatory regulations for the administration of the Plan and may delegate its responsibilities under the Plan to another person or committee.
     7.2 The Administrator shall maintain or cause to be maintained all books of accounts, records or other data as may be necessary or advisable in the Administrator’s judgment for the proper administration of the Plan. The annual accounting period for the Plan shall be the calendar year.
     7.3 Any denial, in whole or in part, by the Administrator of a claim for Deferred Compensation under the Plan by a Participant or a Beneficiary shall be by written notice delivered or mailed to the Participant or, if no Participant is living, to his or her Beneficiary, stating the specific reasons for the denial which must be referable to a particular provision of the Plan. The Administrator shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for Deferred Compensation has been denied, in whole or in part, for a hearing concerning any decision denying the claim.
     7.4 To the extent the Administrator has delegated any duties or responsibilities to another person or committee, any decision affecting such person’s or committee member’s benefits or participation in the Plan, other than decisions affecting Plan Accounts generally, must be approved by the Administrator.
     Article 8. Miscellaneous Provisions.
     8.1 The Board shall have the exclusive right to amend or terminate the Plan, and any amendment shall become effective when duly approved by the Board or at such other date as the Board may determine. A Board member who is also a Participant shall not participate in any decision to amend or terminate the Plan. However, no amendment or termination of the Plan may reduce or cancel the Account of a Participant (or the vested interest in such account) existing as of the date of such amendment or termination, nor change the manner or timing of payment of any Deferred Compensation adversely to a Participant, without the consent of the affected Participant.
     8.2 Nothing in the Plan, or any amendment thereto, shall give a Participant, Eligible Employee, Beneficiary, Spouse, employee or other person, a right unless it is specifically provided or is accorded by Spartech pursuant to the Plan. Nothing in the Plan or any amendment thereto shall be construed as giving a Participant the right to remain employed in any capacity by Spartech and all persons shall remain subject to discharge or to changes in status at any time to the same extent as if the Plan had not been adopted. The provisions of the Plan shall be binding upon the heirs, executors, administrators, successors, assigns and Beneficiaries of all parties in interest. If any provision of the Plan is found to be invalid, it will not render the remainder of the Plan invalid.
     8.3 Construction of the Plan shall be governed by the laws of Missouri except to the extent Federal law controls. Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural, and vice versa, wherever the context so admits or requires. Headings herein have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.
     8.4 Any litigation arising out of or in connection with the Plan shall be brought exclusively in the United States District Court for the Eastern District of Missouri or, if such court does not have jurisdiction over such matter, in the Missouri state courts located in St. Louis County, Missouri. Each Participant shall be deemed to have submitted to the personal jurisdiction of such courts, to have consented to service of process in connection with any such litigation or any other action, suit or proceeding arising out of or in connection with the Plan, and to have waived any other requirement (whether imposed by statue, rule of court or otherwise) with respect to personal jurisdiction , venue or service of process.
     8.5 Except as otherwise expressly provided herein, the costs of administering the Plan shall be paid by Spartech.
     8.6 Any notice required or permitted to be given under the Plan may be given by mail or by nationally recognized overnight courier service, addressed to the recipient at the address below:
If to Spartech:	Spartech Corporation 120 South Central, Suite 1700 St. Louis, Missouri 63105 Attention: Director of Treasury

If to a Participant:	To the Participant’s last known address as shown on Spartech’s records
Notice by mail shall be deemed to be given on the third business day after deposit in the U.S. Mail, postage prepaid, and notice by nationally recognized overnight courier service shall be deemed given on the delivery date specified in the courier service’s delivery standards. Notice to a Participant who is a Spartech employee with an e-mail address on Spartech’s e-mail system may also be given by e-mail sent to such e-mail address, and shall be deemed given when sent, unless the e-mail system returns a notice of failed delivery.